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                                                                    EXHIBIT 9(y)


[AMERICAN EXPRESS FINANCIAL ADVISORS LETTERHEAD]

September 27, 1997

Mr. Robert H. Graham
President
A I M Advisors, Inc.
11 Greenway Plaza Suite 1919
Houston, TX 77046

Mr. W. Gary Littlepage
Senior Vice President
A I M Distributors, Inc.
11 Greenway Plaza, Suite 1919
Houston, TX 77046

Dear Messrs. Graham and Littlepage:

This letter sets forth the agreement among IDS Insurance Company "IDS Life") and IDS Life Insurance Company of New York ("IDS Life of New York") (IDS Life and IDS Life of New York are collectively referred to as the "Insurance Companies"), A I M Advisors, Inc. (the "Advisor") and A I M Distributors, Inc. (the "Distributor") (the Advisor and the Distributor are collectively referred to as "A I M") concerning certain administrative services.

1. Services and Expenses. The Advisor and the Distributor serve as the investment advisor and principal underwriter, respectively, of the AIM Variable Insurance Funds, Inc. ("AVIF"). IDS Life has entered into a Participation Agreement with AVIF and the Distributor dated March 4, 1996 and amended on October 7, 1996 and IDS Life of New York has entered into a Participation Agreement with AVIF and the Distributor dated October 7, 1996 (collectively, the "Participation Agreements"), as these agreements may be amended from time to time, pursuant to which AVIF will make shares of the AIM V. I. Growth and Income Fund (the "Fund") available to the Insurance Companies to fund variable annuity contracts and variable life insurance contracts (collectively, the "Contracts") through IDS Life Variable Account 10, IDS Life Variable Life Separate Account, IDS Life of New York Flexible Portfolio Annuity Account and IDS Life of New York Account 8 (collectively, the "Accounts").

     The Participation Agreements provide that the Insurance Companies will, at their expense, print and deliver to existing owners of the



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     Contracts (the "Contractowners") the Fund prospectus and will deliver, at their expense, the Fund's statement of additional information, shareholder reports, proxy materials and other Contractowner communications. Further, the Insurance Companies will incur various administrative expenses in connection with the servicing of Contractowners who have allocated Contract value to the Fund. The types of services that the Insurance Companies will perform in connection with making the Fund available as an investment option under the Contracts and with servicing the Contractowners are set forth in Schedule A to this letter agreement.

2. Fees and Payments. The parties wish to allocate expenses in a manner that is fair and equitable and consistent with the best interest of the Contractowners. Further, the parties wish to establish a means for allocating expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of expense. In consideration of the mutual benefits and promises contained in this letter agreement, A I M agrees to pay the Insurance Companies a fee based on the average daily net asset value of the shares of the Fund held in the Accounts. The fee will be calculated based on the following schedule:

         Fund Assets (millions)                        Annualized Fee Rate
         ----------------------                        -------------------
         $0 but less than $50                                   0%
         $50 but less than $150                        0.15% of 1%
         $150 but less than $250                       0.20% of 1%
         $250 and over                                 0.25% of 1%






     For each calendar year the Annualized Fee Rate to be used in calculating the fee will be the Annualized Fee Rate applicable to the highest average assets invested in the Fund by the Accounts during such calendar year. The fee will be calculated and paid quarterly. If during a calendar year the Annualized Fee Rate increases, any fee previously paid for such calendar year at a lower Annualized Fee Rate will be recalculated and the difference will be paid. Annualized Fee Rates will be adjusted if the investment management fee rate paid by the Fund to the Advisor changes. Annualized Fee Rates will be increased or decreased by a percentage, the numerator of which is the basis point change in the existing investment management fee and the denominator of which is the existing investment management fee paid prior to such change. A I M and the Insurance Companies agree to review this fee arrangement if, at some future date, an AVIF fund is not promoted in any of the Contracts or in a successor product. If; at some future date, an AVIF fund is not included as an investment



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     option, A I M may, at its option, terminate this letter agreement with respect to such fund no longer included as an option.

     As soon as practicable after the end of each calendar quarter, IDS Life will send A I M at the address and in the manner set forth in the Participation Agreements, a statement of the average daily value for the preceding quarter of shares of such Fund as to which the fee is calculated, together with a statement of the amount of such fee allocated to IDS Life and IDS Life of New York. If the fee calculation made by the Insurance Companies does not agree with the fee calculation made by A I M, the parties will work together to promptly resolve any such difference.

     A I M will pay IDS Life and IDS Life of New York each Company's prorata share of such fee within thirty (30) days after the end of the calendar quarter. Such payment will be by wire transfers unless the amount thereof is less than $500. Wire transfers will be sent to the accounts and in the manner specified by IDS Life and IDS Life of New York. Such wire transfers will be separate from wire transfers of redemption proceeds and distributions. Amounts less than $500 may be paid by check or by another method acceptable to the parties.

     For purposes of this Paragraph 2, the average daily value of the shares of the Fund will be based on the net asset values reported by such Fund to the Insurance Companies. No adjustments will be made to such net asset values to correct errors in the net asset values so reported for any day unless such error is corrected and the corrected net asset value per share is reported to the Insurance Companies before 5:00 p.m. Central time on the first Business Day after the day to which the error relates.

3. Nature of Payments. The parties to this letter agreement recognize and agree that A I M's payments to the Insurance Companies relate to administrative services only and do not constitute payment in any manner for investment advisory or distribution services. The amount of the fee payments made by A I M to the Insurance Companies pursuant to Paragraph 2 of this letter agreement will not be deemed to be conclusive with respect to actual administrative expenses or savings of A I M.

4. Term. This letter agreement will remain in full force and effect for so long as assets of the Fund are attributable to amounts invested by the Insurance Companies under the Participation Agreements, unless terminated in accordance with Paragraphs 2 or 5 of this letter agreement. In accordance with Section 6.3 of the Participation



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     Agreements, this Service Fee will continue to be due and payable with respect to the shares attributable to Existing Contracts.

5. Termination. This letter agreement will be terminated upon mutual agreement of the parties hereto in writing, or as required by law.

6. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

7. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

8. Governing Law. This letter agreement will be construed and the provisions hereof will be interpreted under and in accordance with the laws of the State of Minnesota.

9. Entire Agreement. This letter agreement, together with the attached Schedules or attachments, contains the entire agreement among the parties and supersedes any prior or inconsistent agreements, understandings or arrangements among the parties with respect to the subject matter of this letter agreement, all of which are merged herein.





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If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.

Very truly yours,

IDS LIFE INSURANCE COMPANY                              ATTEST:

Signature:   /s/ RICHARD W. KLING                       Signature:   /s/ WILLIAM A. STOLTZMANN
          ------------------------------                          -----------------------------------

By: Richard W. Kling                                    By: William A. Stoltzmann
    ------------------------------------                   ------------------------------------------

Title:   President                                      Title: Secretary
      ----------------------------------                      ---------------------------------------
IDS LIFE INSURANCE COMPANY                              ATTEST:
OF NEW YORK

Signature     /s/ Richard W. Kling                      Signature:    /s/ WILLIAM A. STOLTZMANN
          ------------------------------                          -----------------------------------

By:    Richard W. Kling                                 By:    William A. Stoltzmann
    ------------------------------------                   ------------------------------------------

Title:   Chairman of the Board and                      Title:    Counsel
      ----------------------------------                      ---------------------------------------
         President
      ----------------------------------

Acknowledged and Agreed:

A I M ADVISORS, INC.                                    (For Both):

Signature: /s/ ROBERT H. GRAHAM                         ATTEST:
          ------------------------------

By: Robert H. Graham                                    Signature:    /s/ NANCY L. MARTIN
                                                                   ----------------------------------

Title: President                                        By: Nancy L. Martin

                                                        Title: Assistant Secretary

A I M DISTRIBUTORS, INC.

Signature:    /s/ W. G. LITTLEPAGE
          ------------------------------

By: W. Gary Littlepage

Title: Senior Vice President


Attachment: Schedule A



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                                   Schedule A


Pursuant to the letter agreement to which this Schedule is attached, the Insurance Companies will perform the following administrative services:

         1. Maintain master accounts with the Fund and such accounts will be in the name of IDS Life and IDS Life of New York (or their nominees) as the record owners of shares on behalf of the Accounts.

         2. Determine the net amount to be transmitted to the Accounts as a result of redemptions of Fund shares based on Contractowners' redemption requests. Disburse or credit to the Accounts all proceeds of redemptions of shares of the Fund. Notify the Fund of the cash required to meet payments.

         3. Determine the net amount to be transmitted to the Fund as a result of purchases of Fund shares based on Contractowners' purchase payments and transfers allocated to the Accounts investing in the Fund. Transmit net purchase payment receipts to the Fund's custodian.

         4. Distribute to Contractowners copies of the Fund's prospectus, proxy materials, periodic fund reports to Contractowners and other materials that the Fund is required by law or otherwise to provide to its shareholders.

         5. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services including, but not limited to, recording the issuance of Fund shares, recording transfers and redemptions, and reconciling and balancing the Accounts.

         6. Provide Contractowner services including, but not limited to, financial advisors' advice with respect to inquiries related to the Fund (not including information about performance or related to sales) and communicating with Contractowners about Fund (and Accounts') performance.

         7. Provide other administrative support for the Fund as mutually agreed to by the Insurance Companies and the Fund and relieve the Fund of other usual or incidental administrative services provided to individual Contractowners.







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